Exhibit 10.1
February 13, 2025

Scott Reed
Via Email: scott.a.reed2016@gmail.com

Dear Scott:

On behalf of CVG, I am pleased to confirm the following terms of your employment. This offer is consistent with our discussions and supersedes any previous offers of employment, whether verbal or written:

Job Title:    Chief Operating Officer.

Location:    This is a remote position (IN), reporting to our headquarters in New Albany, OH.

Start Date:         Thursday, February 13, 2025, or a mutually agreeable alternative date.

Reports To:     James Ray – President and Chief Executive Officer.

Salary:    $435,000 annualized. This is a salaried exempt position as defined by the Fair Labor Standards Act.

Annual Incentive Plan:    You will be eligible for a discretionary annual incentive award targeted at 70% of your base salary.
    Annual payouts may range from 0%-200% depending on performance versus plan. For the 2025 plan year, you will be eligible for 11 months of bonus; payouts for the 2025 plan year would be made in 2026 contingent on payouts to all other similarly situated executives.

Inducement Award:    As a material inducement to you accepting employment with the Company, the Company will grant to the Executive the following one-time equity awards (The stock price used to determine the number of CVGI shares issues is the 20-day average CVGI share price from January 3 – February 3, 2025):

(1)58,331 shares of time-vested restricted stock (“Inducement Restricted Stock”) valued at $127,600, outside of the Company’s 2020 Equity Incentive Plan, as amended (the “2020 EIP”) as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the 2020 EIP. The Inducement Restricted Stock will vest ratably on March 31, 2026, 2027 and 2028 subject to other terms and conditions set forth in an award agreement to be entered into by the Company and the Executive; and
(2)87,497 performance shares (“Inducement PSs”) valued at $191,400, outside of the 2020 EIP as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the 2020 EIP. The Inducement PSs will be tied to performance metrics and subject to other terms and conditions set forth in an award agreement to be entered into by the Company and the Executive. If the performance metrics are met as provided for in the award agreement, the Executive will receive fully vested performance cash.
Long Term Incentive:    Starting in 2026, you will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which executives are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Compensation Committee from time to time.

7800 Walton Parkway New Albany, OH 43054 614.289.5360

Awards under the plan may be issued in restricted stock or cash or performance shares or cash or a combination thereof under terms and conditions that are no less favorable than those awards granted to executives of the Company.

The target award and award design are determined annually by the Compensation Committee and may include a restricted share component which vests ratably over a three-year period and a three-year cliff vested cash and stock based performance component. Currently, the performance component has two measures; (1) relative total shareholder return versus a published peer group, with payouts ranging from 0% to 200% based on performance relative to the peer group and (2) a component based on our return on invested capital (ROIC) metric that will be tracked on an annual basis for payout consideration and banked for a three-year cliff payout as set forth in the grant documents.

Target awards are subject to annual review and approval by the Compensation Committee but will be no less than 80% of your base salary each calendar year.

Annual Review:    Performance reviews take place annually, generally in the first quarter. Executive compensation is reviewed annually, and market adjustments are made as warranted by the executive benchmark data; any such merit increases and adjustments are subject to review and approval by the Compensation Committee.

Vacation:    Four (4) weeks of vacation per calendar year, accrued at a rate of 13.33 hours per month, pro-rated for 2025 based on your start date. Vacation is earned and must be used within each calendar year.

Personal Days:     Three paid (3) personal days per calendar year paid in accordance with company policy.

Holidays:         Ten, paid in accordance with our annual observation calendar.

Benefits:    Medical, Dental, and Vision insurance is available for you and your eligible dependents. Coverage is effective the first day of the month following your date of hire. A pre-tax premium contribution will apply based on the type of coverage you select. CVG also offers supplemental critical care, accident, and hospital indemnity insurance. These benefits can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Group life insurance coverage equal to three (3) times your base salary is provided at no cost to you and with no medical exam required. This coverage is effective on the first day of the month following your date of hire. CVG also offers a supplemental life insurance benefit that can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Short term disability (STD) coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks of an eligible disability and up to an additional 24 weeks at 60% of base salary. Long term disability (LTD) coverage takes effect following the exhaustion of your STD coverage

Conditional Employment:    Employment is contingent upon successfully passing a drug screen, background check, and signing a Non-compete/Confidentiality Agreement.

Eligibility:    This offer and continued employment are contingent upon your eligibility to work in the United States under the provisions of the Immigration Reform and Control Act of 1986 and providing the necessary documents to establish identity and employment eligibility to satisfactorily complete U.S. Citizenship and Immigration Services’ Form I-9.

7800 Walton Parkway New Albany, OH 43054 614.289.5360

401(k) Savings Plan:     All employees over the age of eighteen are automatically enrolled in the CVG 401(k) Plan on the first day of the month following 30 days of service unless they opt out. The Company matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

Early Termination:    Your employment relationship will be “at will,” meaning Commercial Vehicle Group reserves the right to terminate your employment for any reason whatsoever, and in accordance with the terms of the CIC agreement.

If you have any questions, please feel free to contact me directly. If not, please sign this letter and return it as soon as possible. This will indicate your acceptance of our offer. We look forward to welcoming you to CVG.

Sincerely,

Kristin Mathers
CHRO

Date: February 10, 2025

                Accepted and acknowledged by:     /s/ Scott Reed                                                     Scott Reed

                Date: February 10, 2025
7800 Walton Parkway New Albany, OH 43054 614.289.5360